AFA Asset Based Lending Fund 486APOS

Exhibit 99.(a)(4)

STATE of DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE of TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment.

1.	Name of Statutory Trust: AFA Private Credit Fund

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

The name of the trust is: AFA Asset Based Lending Fund

3.	This Certificate of Amendment shall be effective on February 17, 2025.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 13th day of February, 2025.

By:	/s/ Terrance Gallagher
Name:Terrance Gallagher
Trustee